Exhibit 99.1

Tripadvisor Withdraws Full-Year 2020 Financial Outlook as a Result of Increased Impacts from the COVID-19 Outbreak

NEEDHAM, Mass., March 18, 2020 -- Tripadvisor, Inc. (NASDAQ: TRIP) announced today that it is withdrawing its 2020 outlook provided in its Shareholder Letter on February 12, 2020 and discussed on its fourth quarter 2019 earnings call on February 13, 2020 due to increased impacts of the COVID-19 outbreak and the uncertainty it has created on global travel trends.

Steve Kaufer, President and Chief Executive Officer of Tripadvisor, Inc., said, “We provided our full-year 2020 outlook based on information available at that time. At that time, we observed a limited impact on our business from the COVID-19 outbreak. In the ensuing weeks, that impact grew significantly as the outbreak has spread and, in March, year-over-year performance trends have substantially worsened versus trends we observed in February. As a result, we have decided to withdraw our 2020 outlook and associated commentary as we are unable at this time to reliably quantify the COVID-19 outbreak’s impact on our future financial results. The situation continues to evolve rapidly and we expect to provide updated views as part of our first quarter 2020 earnings report."

Mr. Kaufer continued, "While the COVID-19 outbreak’s full impacts are still to be determined, the travel and tourism industry has recovered from past disruptions. At Tripadvisor, we have successfully navigated these disruptions, and we will continue to operate prudently through this challenging period. We are confident that travel will rebound. Also, we are confident in our long-term business prospects and strategy, and will continue to prioritize long-term value creation. We are closely monitoring this developing situation, and will continue to actively support Tripadvisor, Inc.’s consumers, partners and employees worldwide.”

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The following words, when used, are intended to identify forward-looking statements: “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “target,” “result”, “should,” “will,” and similar expressions which do not relate solely to historical matters. We caution investors that any forward-looking statements in these prepared remarks, or which management may make orally or in writing from time to time, are based on management’s beliefs and on assumptions made by, and information currently available to, management. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include that the coronavirus outbreak has resulted in a significant decline in our travel demand and increase in customer cancellations, that declines or disruptions in the economy in general and travel industry, in particular, could adversely affect our businesses and financial performance, and those more fully described in Part I. Item 1A. "Risk Factors" of our Annual Report on Form 10-K. Moreover, we operate in a rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We caution you that, while forward-looking statements reflect our good faith beliefs when we make them, they are not guarantees of future performance and are impacted by actual events when they occur after we make such statements. We expressly disclaim any responsibility to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Investors should also refer to our quarterly reports on Form 10-Q for future periods and current reports on Form 8-K as we file them with the SEC and to other materials we may furnish to the public from time to time through current reports on Form 8-K or otherwise, for a discussion of risks and uncertainties that may cause actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements.

About Tripadvisor

Tripadvisor, the world's largest travel platform*, helps 463 million travelers each month** make every trip their best trip. Travelers across the globe use the Tripadvisor site and app to browse 859 million reviews and opinions of 8.6 million accommodations, restaurants, experiences, airlines and cruises. Whether planning or on a trip, travelers turn to Tripadvisor to compare low prices on hotels, flights and cruises, book popular tours and attractions, as well as reserve tables at great restaurants. Tripadvisor, the ultimate travel companion, is available in 49 markets and 28 languages.

The subsidiaries and affiliates of Tripadvisor, Inc. (NASDAQ:TRIP), own and operate a portfolio of travel media brands and businesses, operating under various websites and apps, including the following websites: www.airfarewatchdog.com, www.bokun.io, www.bookingbuddy.com, www.cruisecritic.com, www.familyvacationcritic.com, www.flipkey.com, www.thefork.com (including www.lafourchette.com, www.eltenedor.com, www.restorando.com, and www.bookatable.co.uk), www.holidaylettings.co.uk, www.holidaywatchdog.com, www.housetrip.com, www.jetsetter.com, www.niumba.com, www.onetime.com, www.oyster.com, www.seatguru.com, www.singleplatform.com, www.smartertravel.com, www.vacationhomerentals.com, and www.viator.com.

*   Source: Jumpshot for Tripadvisor Sites, worldwide, November 2019

** Source: Tripadvisor internal log files, average monthly unique visitors, Q3 2019

Contacts

Investors

(781) 800.5561

ir@tripadvisor.com

Media

uspr@tripadvisor.com